Exhibit 5.1
Brent D. Fassett
(720) 566-4025
fassettbd@cooley.com
September 29, 2010
Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, CA 94043
Ladies and Gentlemen:
We have acted as counsel to Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended, covering the offering for resale of up to 376,394 shares of the Company’s common stock (the “Shares”) issuable pursuant to that certain Warrant Agreement, dated May 4, 2010, by and between the Company and Hercules Technology Growth Capital, Inc. (the “Warrant”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that at the time of exercise of the Warrant, the Company will have a sufficient number of authorized but unissued shares of common stock available for issuance under its then operative certificate of incorporation to satisfy the Company’s obligation to issues shares of common stock in accordance with the terms of the Warrant. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.
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Alexza Pharmaceuticals, Inc.
Page Two
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Stock” in the prospectus that forms part of the Registration Statement.

Very truly yours, Cooley llp
By:	/s/ Brent D. Fassett
Brent D. Fassett, Partner

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